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                                PROMISSORY NOTE


$85,000.00                                                     May 1, 1999



FOR VALUE RECEIVED, and intending to be legally bound, Taim Special Equities III, an Oklahoma Limited Liability Company ("Debtor") hereby promises to pay to the order of Guardian Technologies International, Inc. ("Holder"), the principal amount of Eighty-Five Thousand Dollars ($85,000.00) subject to the following terms and conditions:

1.) The principal amount of this Note shall bear interest at the rate of nine percent (9.00%) per annum, simple interest, payable monthly, until the principal amount hereof, together with all accrued and unpaid interest, has been paid in full.

2.) Subject to the terms and conditions herein set forth, the total outstanding principal amount hereof, together with all accrued and unpaid interest shall be due and payable no later than December 31, 2000 (the "Maturity Date"). Hereinafter, the total outstanding principal balance hereof, together with any and all accrued and unpaid interest shall be referred to as the "Loan Amount."

3.) Debtor may at any time prepay the entire unpaid principal of this Note or any part thereof without additional interest or penalty. Any prepayment in part shall be applied first to accrued but unpaid interest hereunder, and second to installments of principal in the reverse order of maturity.

4.) Payments of both principal and interest on this Note shall be made to Holder in immediately available funds in lawful money of the United States.

5.) This Note is fully negotiable and may be assigned by the Holder.
Neither this Note nor the obligations of Debtor hereunder may be assigned or delegated by Debtor without the prior written consent of Holder.

6.) If any payment shall not be paid in full when due, and shall continue unpaid for a period of five (5) days thereafter, the entire unpaid amount of principal, accrued interest and all other sums due and owing to Holder shall, at the option of Holder become immediately due and payable without notice or demand.

7.) The occurrence of any of the following events ("Events of Default") with respect to Debtor, shall constitute a default hereunder: (a) if any of principal or interest shall not be paid in full when due, and shall continue unpaid for a period of five (5) days thereafter; (b) if a default shall occur under any security agreement; or (c) if a default shall occur under any covenant contained in any instrument relating to the rights of the Holder.

8.) Upon the occurrence of a default hereunder, then the entire principal balance of this Note plus accrued interest and all other obligations of Debtor to Holder, direct or indirect, absolute or contingent, now existing or hereafter arising, shall, at the option of Holder, become immediately due and payable without notice or demand, and Holder shall have all rights and remedies provided under all applicable laws and shall be deemed to have exercised the same immediately upon the occurrence of any such event without notice or further action, irrespective of when any record of the same may thereafter be noted by Holder. In addition, Holder has the right to seek repayment of the Loan Amount in the form of consulting payments currently being paid to the Debtor by H&M Steel, Inc. (H&M) or 500 shares of common stock of Structural Holdings, Inc. (Structural) owned by Debtor, the value of which is $85,000. H&M is a wholly-owned subsidiary of Structural. Structural is owned equally by Debtor and Holder.

9.) Failure by Holder to declare a default hereunder shall not constitute a waiver of any subsequent default. Debtor further promises to pay a reasonable attorney's fee, court costs, and any other expenses, losses, charges, damages incurred or advances made by Holder in protection of its rights or caused by Debtor's default under the terms of this Note.

     10.) If Holder retains an attorney for collection of this Note, or if any suit or proceeding is brought for the recovery of all or any part of or for protection of the indebtedness, or any collateral, or to enforce Holder's rights under any security agreement or other collateral agreement, then Debtor agrees to pay on demand all reasonable costs and expenses of the suit or proceeding, or any appeal thereof, incurred by Holder, including, without limitation, reasonable attorney's fees.

11.) The terms of this Note shall not be varied, altered or modified except by a writing signed by Holder and Debtor.

12.) Debtor hereby waives presentment for payment or acceptance, demand and protest, and notice of protest, dishonor and non-payment of this Note.

13.) Debtor acknowledges that this is not a consumer loan, but rather the obligation set forth herein arises from a commercial transaction wherein full consideration for said indebtedness and the confession of judgement herein contained has been given and received.

14.) No delay on the part of Holder in exercising any power or right under this Note shall operate as a waiver of the power or right, nor shall any single or partial exercise of that power or right, preclude further exercise of that power or right. The rights and remedies specified in this Note are cumulative and not exclusive of any rights and remedies that the Holder may otherwise possess.

15.) The provisions of this Note shall be severable, so that if any provision hereof is declared invalid under the laws of any state where it is in effect, or of the United States, all other provisions of this Note shall continue in full force and effect.

16.) This Note shall be binding upon Debtor and its successors and assigns, and shall inure to the benefit of and be enforceable by Holder, its heirs, successors and assigns.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has caused this Note to be executed on the date first above written.




_______________________________________                __________________
TAIM Special Equities III                              DATE:
BY: